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                                                                  EXHIBIT 10.4.b
                                   AMENDMENT
                                    OF THE
              FMC CORPORATION SALARIED EMPLOYEES' RETIREMENT PLAN

WHEREAS, FMC and Snap-On Incorporated ("Snap-On") will be parties to an Acquisition Agreement under which FMC will sell and assign the assets and liabilities of its Automotive Service Equipment Division (the "Business") to Snap-On, and employees of the Business will be offered employment by Snap-On; and

WHEREAS, the Acquisition Agreement provides that FMC will amend the FMC Employees' Thrift and Stock Purchase Plan (the "Thrift Plan") and the FMC Corporation Salaried Employees' Retirement Plan (the "Salaried Plan") with respect to employees who accept offers of employment with Snap-On (the "Transferred Employees" as defined in the Acquisition Agreement;

NOW, THEREFORE, IT IS RESOLVED, effective as of the "Closing Date" as defined in the Acquisition Agreement, the Salaried Plan is amended as follows:

     1. Each Transferred Employee's eligible wages with Snap-On and its subsidiaries shall be recognized in determining the Transferred Employee's Final Average Monthly Earnings under this Plan so that each Transferred Employee's benefit under the Plan shall be determined, to the extent applicable, using eligible wages received from the Company, Snap-On, and its subsidiaries.

     2. A Transferred Employee will not be considered to have terminated employment with the Company until employment is terminated with Snap-On and its subsidiaries, but such employment with Snap-On and its subsidiaries shall not otherwise be taken into account for purposes of accrual of benefits under the Plan.



Dated: March 28, 1996


FMC CORPORATION


By /s/ Michael J. Callahan
  ------------------------------
Member, FMC Employee Welfare
Benefits Plan Committee